                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 AMENDMENT NO. 4


                            FACTORY 2-U STORES, INC.
                                (Name of Issuer)
                           --------------------------


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)
                           --------------------------

                                    306889403
                                 (Cusip Number)
                           --------------------------

                            DAVID W. BERNSTEIN, ESQ.
                             CLIFFORD CHANCE US LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                           --------------------------


                               SEPTEMBER 18, 2003
                               SEPTEMBER 22, 2003
             (Date of event which requires filing of this statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
[   ].



                         (Continued on following pages)

CUSIP No. 306889403                     13D                   Page 2 of 15 Pages


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        THREE CITIES FUND II, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]

3.      SEC USE ONLY



4.      SOURCES OF FUNDS

        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]

6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE


                 7.   SOLE VOTING POWER
   NUMBER OF
     SHARES           0
  BENEFICIALLY
    OWNED BY     8.
      EACH            SHARED VOTING POWER
   REPORTING
  PERSON WITH         0
                 9.
                      SOLE DISPOSITIVE POWER

                      0
                10.
                      SHARED DISPOSITIVE POWER

                      0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        PN (Partnership)

CUSIP No. 306889403                     13D                   Page 3 of 15 Pages


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        TCR ASSOCIATES, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]

3.      SEC USE ONLY



4.      SOURCES OF FUNDS

        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]

6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE

                 7.   SOLE VOTING POWER
   NUMBER OF
     SHARES           0
  BENEFICIALLY
    OWNED BY     8.
      EACH            SHARED VOTING POWER
   REPORTING
  PERSON WITH         0
                 9.
                      SOLE DISPOSITIVE POWER

                      0
                10.
                      SHARED DISPOSITIVE POWER

                      0


11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        PN (Partnership)

CUSIP No. 306889403                     13D                   Page 4 of 15 Pages


1.
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        WILLEM F.P. DE VOGEL
2.
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]
3.
        SEC USE ONLY

4.
        SOURCES OF FUNDS

        NOT APPLICABLE
5.
        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]
6.
        CITIZENSHIP OR PLACE OF ORGANIZATION

        KINGDOM OF THE NETHERLANDS


                 7.    SOLE VOTING POWER

   NUMBER OF           0
     SHARES
  BENEFICIALLY   8.
    OWNED BY           SHARED VOTING POWER
      EACH
   REPORTING           0
  PERSON WITH    9.
                       SOLE DISPOSITIVE POWER

                       0
                10.
                       SHARED DISPOSITIVE POWER

                        0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        IN (Individual)

CUSIP No. 306889403                     13D                   Page 5 of 15 Pages
1.
        NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        THOMAS G. WELD
2.
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]
3.
        SEC USE ONLY

4.
        SOURCES OF FUNDS

        NOT APPLICABLE
5.
        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)

6.
        CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED STATES OF AMERICA

                 7.    SOLE VOTING POWER

   NUMBER OF           0
     SHARES
  BENEFICIALLY   8.
    OWNED BY           SHARED VOTING POWER
      EACH
   REPORTING           0
  PERSON WITH    9.
                       SOLE DISPOSITIVE POWER

                       0
                10.
                       SHARED DISPOSITIVE POWER

                       0
11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        IN (Individual)

CUSIP No. 306889403                     13D                   Page 6 of 15 Pages

1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        THREE CITIES OFFSHORE II C.V.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]

3.      SEC USE ONLY


4.      SOURCES OF FUNDS

        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO

        ITEM 2(d) OR 2(e)
                                                                           [   ]
6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        NETHERLANDS ANTILLES


   NUMBER OF     7.    SOLE VOTING POWER
     SHARES
  BENEFICIALLY         0
    OWNED BY
      EACH       8.    SHARED VOTING POWER
   REPORTING
  PERSON WITH          0

                 9.    SOLE DISPOSITIVE POWER

                       0

                10.    SHARED DISPOSITIVE POWER

                       0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        PN (Partnership)

CUSIP No. 306889403                     13D                   Page 7 of 15 Pages


1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        TCR OFFSHORE ASSOCIATES, L.P.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]
3.      SEC USE ONLY

4.      SOURCES OF FUNDS

        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]
6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE



                 7.   SOLE VOTING POWER
   NUMBER OF
     SHARES           0
  BENEFICIALLY
    OWNED BY     8.
      EACH            SHARED VOTING POWER
   REPORTING
  PERSON WITH         0
                 9.
                      SOLE DISPOSITIVE POWER

                      0
                10.
                      SHARED DISPOSITIVE POWER

                      0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]

13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON

        PN (Partnership)

CUSIP No. 306889403                     13D                   Page 8 of 15 Pages

1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        J. WILLIAM UHRIG

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]
3.      SEC USE ONLY

4.      SOURCES OF FUNDS
        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]
6.      CITIZENSHIP OR PLACE OF ORGANIZATION
        UNITED STATES OF AMERICA


                 7.   SOLE VOTING POWER
   NUMBER OF
     SHARES           0
  BENEFICIALLY
    OWNED BY     8.
      EACH            SHARED VOTING POWER
   REPORTING
  PERSON WITH         0
                 9.
                      SOLE DISPOSITIVE POWER

                      0
                10.
                      SHARED DISPOSITIVE POWER

                      0

11.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

12.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]
13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.     TYPE OF REPORTING PERSON
        IN (Individual)

CUSIP No. 306889403                     13D                   Page 9 of 15 Pages

1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

        THREE CITIES RESEARCH, INC.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)[   ]
                                                                        (b)[ X ]

3.      SEC USE ONLY


4.      SOURCES OF FUNDS

        NOT APPLICABLE

5.      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) OR 2(e)
                                                                           [   ]

6.      CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE

                 7.   SOLE VOTING POWER
   NUMBER OF
     SHARES           0
  BENEFICIALLY
    OWNED BY     8.
      EACH            SHARED VOTING POWER
   REPORTING
  PERSON WITH         0
                 9.
                      SOLE DISPOSITIVE POWER

                      0
                10.
                      SHARED DISPOSITIVE POWER

                      0
11.
        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
12.
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                           [   ]
13.
        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
14.
        TYPE OF REPORTING PERSON

        CO (Corporation)

                        AMENDMENT NO. 4 TO SCHEDULE 13DS

      This Amendment No. 4 amends and supplements Item 5 of Schedule 13Ds, filed on January 22, 1997, and previously amended on April 4, 1997, March 17, 1999, and May 27, 2003.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

      Item 5 is amended to add the following:

      (a)-(e)

      On September 18, 2003, Fund II sold 240,793 shares and Offshore II sold 407,207 shares of Common Stock in market transactions registered under the Securities Act of 1933, as amended, in Registration Statement File No. 333-108809. The sale price, net of brokerage commissions, was $4.00 per share.

      On September 22, 2003, Fund II and Offshore II distributed their remaining shares of Common Stock to the limited partners in Fund II and Offshore II. Accordingly, effective September 22, 2003, none of the Reporting Persons any longer owned more than 5% of the outstanding Common Stock.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 to Schedule 13D is true, complete and correct.

Dated: September 22, 2003
                                             THREE CITIES FUND II, L.P.

                                             By: TCR Associates, L.P.
                                                 Its General Partner

                                             By: /S/ Willem F.P. de Vogel
                                                -------------------------------
                                             Name: Willem F.P. de Vogel
                                             Title: General Partner

                                             TCR ASSOCIATES, L.P.

                                             By: /S/ Willem F.P. de Vogel
                                                -------------------------------
                                             Name: Willem F.P. de Vogel
                                             Title: General Partner

                                             WILLEM F.P. DE VOGEL
                                             /S/ Willem F.P. de Vogel
                                             ----------------------------------

                                             THOMAS G. WELD
                                             /S/ Thomas G. Weld
                                             ----------------------------------

                                             THREE CITIES OFFSHORE II C.V.

                                             By: TCR Offshore Associates, L.P.
                                                 Its General Partner

                                             By: /S/ J. William Uhrig
                                                -------------------------------
                                             Name:  J. William Uhrig
                                             Title: General Partner

                                             TCR OFFSHORE ASSOCIATES, L.P.

                                             By: /S/ J. William Uhrig
                                                -------------------------------
                                             Name:  J. William Uhrig
                                             Title: General Partner


                                             J. WILLIAM UHRIG
                                             /S/ J. William Uhrig
                                             ----------------------------------


                                             THREE CITIES RESEARCH, INC.

                                             By: /S/ Willem F.P. de Vogel
                                                -------------------------------
                                             Name: Willem F.P. de Vogel
                                             Title: President